News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES QUARTERLY DIVIDEND

CINCINNATI, Oct. 12, 2010 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared that a quarterly dividend of forty-eight point eighteen cents ($0.4818) per share is hereby declared on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after November 15, 2010 to Common Stock shareholders of record at the close of business on October 22, 2010 and payable on the dividend payment date for the Common Stock to Series A and Series B Preferred Stock shareholders of record at the start of business on that date.

P&G has been paying a dividend for 120 consecutive years since its incorporation in 1890 and has increased its dividend for 54 consecutive years at an annual compound average rate of approximately 9.5%.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974